SUBJECT TO COMPLETION, PRELIMINARY PRICING SUPPLEMENT DATED APRIL 27, 2010

PROSPECTUS Dated February 18, 2009 PROSPECTUS SUPPLEMENT Dated February 18, 2009	Pricing Supplement No. 2010-MTNDD536 to Registration Statement Nos. 333-157386 and 333-157386-01 Dated April 27, 2010 Filed pursuant to Rule 424(b)(2)

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Citigroup Funding Inc.

MEDIUM-TERM NOTES, SERIES D Senior Notes

Jump Securities Based on the Price of the iShares® FTSE/Xinhua China 25 Index Fund due June 28, 2011

Unlike ordinary debt securities, the Jump Securities Based on the Price of the iShares® FTSE/Xinhua China 25 Index Fund due June 28, 2011, which we refer to as the securities, do not pay interest and do not guarantee any return of principal at maturity. Instead, at maturity you will receive for each $10 stated principal amount of securities that you hold, an amount in cash that will vary depending upon the closing price of the iShares® FTSE/Xinhua China 25 Index Fund, which we refer to as the shares, on the valuation date, and which may be significantly less than the stated principal amount of the securities and could be zero. If the final share price increases from the initial share price, you will receive the fixed upside payment described below. The securities are a series of unsecured securities issued by Citigroup Funding Inc. Any payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. All payments on the securities are subject to the credit risk of Citigroup Inc.

■	The stated principal amount and original issue price of each security is $10.
■	We will not pay interest on the securities.
■	At maturity, you will receive for each $10 stated principal amount of securities that you hold, an amount in cash equal to:
■	$10 plus the upside payment if the final share price is greater than the initial share price, or
■

$10 times the share performance factor if the final share price is less than or equal to the initial share price. This amount will be less than or equal to the stated principal amount of $10 and could be zero. There is no minimum payment on the securities at maturity.

Please see the graph of “Hypothetical Payouts on the Securities at Maturity” on PS-6.

■

The upside payment will be equal to $1.80 to $2.20 per security (18% to 22% of the stated principal amount). Accordingly, even if the final share price is significantly greater than the initial share price, your payment at maturity will not exceed $11.80 to $12.20 per security. The actual upside payment will be determined on the day we price the securities for initial sale to the public, which we refer to as the pricing date.

■	The share performance factor will be a fraction equal to the final share price divided by the initial share price.
■	The initial share price will equal the closing price of one share of the shares on the pricing date.
■	The final share price will equal the closing price of one share of the shares on the valuation date.
■	The valuation date will be June 23, 2011, subject to postponement for non-trading days or certain market disruption events.
■	Investing in the securities is not equivalent to investing in the shares or the stocks composing the FTSE/Xinhua China 25 Index.
■	The securities will not be listed on any securities exchange.
■	The CUSIP number for the securities is 17314V320. The ISIN number for the securities is US17314V3208.

You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”

The securities are riskier than ordinary debt securities. See “Risk Factors” beginning on PS-7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE $10 PER SECURITY

	Public Offering Price(1)	Underwriting Fee	Proceeds to Issuer
Per security	$10	$0.200	$9.800
Total	$	$	$

(1)

The actual public offering price for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor. The lowest price payable by an investor is $9.9250 per security. You should refer to “Plan of Distribution; Conflicts of Interest” in this pricing supplement for more information.

Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the securities, will receive an underwriting fee of $0.200 from Citigroup Funding for each security sold in this offering. From this underwriting fee, Citigroup Global Markets will pay selected dealers, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a selling concession based on the aggregate volume of securities they sell to an investor. Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. You should refer to “Risk Factors” and “Plan of Distribution; Conflicts of Interest” in this pricing supplement for more information.

Citigroup Global Markets Inc. expects to deliver the securities to purchasers on or about                     , 2010.

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Jump Securities Based on the Price of the iShares® FTSE/Xinhua China 25 Index Fund due June 28, 2011, which we refer to as the securities, we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities offered are medium-term debt securities of Citigroup Funding. The securities have been designed for investors who are willing to forgo market floating interest rates on the securities in exchange for a payment at maturity based on the performance of the iShares® FTSE/Xinhua China 25 Index Fund, which we refer to as the shares. At maturity, you will receive a positive return on the securities only if the closing price of the shares on the valuation date is greater than the initial share price. All payments on the securities are fully and unconditionally guaranteed by Citigroup Inc. All payments on the securities are subject to the credit risk of Citigroup Inc.

“iShares® ” is a registered trademark of BlackRock Institutional Trust Company. The iShares® FTSE/Xinhua China 25 Index Fund and the FTSE/Xinhua China 25 Index are described under “Description of Securities—The Shares” in this pricing supplement.

Each security costs $10	We, Citigroup Funding Inc., are offering the Jump Securities Based on the Price of the iShares® FTSE/Xinhua China 25 Index Fund due June 28, 2011, which we refer to as the securities. The stated principal amount and issue price of each security is $10.

The original issue price of the securities includes the underwriting fees paid with respect to the securities and the cost of hedging our obligations under the securities. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the securities reflects these underwriting fees and hedging costs is expected to adversely affect the secondary market prices of the securities. See “Risk Factors—The inclusion of underwriting fees and projected profit of hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Securities—Use of Proceeds and Hedging.”

The securities do not guarantee any repayment of principal at maturity; no interest	Unlike ordinary debt securities, the securities do not pay interest and do not guarantee any return of principal at maturity. Instead, at maturity you will receive for each $10 stated principal amount of securities that you hold, an amount in cash that will vary depending upon the price of the shares on the valuation date. There is no minimum payment on the securities at maturity and, accordingly, you could lose your entire investment. If the final share price increases from the initial share price, you will receive the fixed upside payment described below.

The initial share price will equal the closing price of one share of the shares on the day we price the securities for initial sale to the public, which we refer to as the pricing date.

The final share price will be the closing price of one share of the shares on June 23, 2011, which we refer to as the valuation date (subject to postponement in the event of non-trading days or certain market disruption events).

Payment at maturity depends on the price of the shares	At maturity, you will receive for each $10 stated principal amount of securities that you hold an amount in cash that will vary depending upon the price of the shares on the valuation date, equal to:

•	$10 plus the upside payment, if the final share price is greater than the initial share price,

where,

upside payment = $1.80 to $2.20 per security (18% to 22% of the stated principal amount). Accordingly, even if the final share price is significantly greater than the initial share price, your payment at maturity will not exceed $11.80 to $12.20 per security. The actual upside payment will be determined on the pricing date.

•	$10 times the share performance factor, if the final share price is less than or equal to the initial share price where,

share performance factor	=	final share price
initial share price

Accordingly, where the final share price has decreased from the initial share price, investors will lose 1% of the stated principal amount for every 1% decline in the shares. This amount will be less than the stated principal amount of $10 and could be zero.

All payments on the securities are subject to the credit risk of Citigroup Inc.

On PS–6, we have provided a graph titled “Hypothetical Payouts on the Securities at Maturity,” which illustrates the performance of the securities at maturity over a range of hypothetical percentage changes in the shares. The graph does not show every situation that can occur.

You can review the historical prices of the shares in the section of this pricing supplement called “Description of Securities—Historical Information” starting on PS-25. You cannot predict the future performance of the shares based upon their historical performance.

If a market disruption event occurs with respect to the shares on the valuation date or if the valuation date is not a trading day, the final share price on the valuation date will be determined on the next trading day on which no market disruption event occurs with respect to the shares in accordance with “Description of Securities—Valuation Date.”

Investing in the securities is not equivalent to investing in the shares or stocks composing the FTSE/Xinhua China 25 Index.

Your participation in any increase in the price of the shares will be no greater than the upside payment	The positive return investors may realize on the securities if the final share price is greater than the initial share price will be equal to, but no greater than, the upside payment of $1.80 to $2.20 per security (18% to 22% of the stated principal amount). Accordingly, even if the final share price is substantially greater than the initial share price, your payment at maturity will not exceed $11.80 to $12.20 per security, or 118% to 122% of the stated principal amount. The actual upside payment will be determined on the pricing date. See “Hypothetical Payouts on the Securities at Maturity” on PS–6.

Investing in the securities involves risks associated with foreign equity markets as well as exposure to the currency exchange risk of the Hong Kong dollar relative to the U.S. dollar	The stocks included in the FTSE/Xinhua China 25 Index and that are generally tracked by the shares have been issued by companies incorporated in the People’s Republic of China and/or owned by the Chinese government, and the value of such securities will affect the value of your investment. Because the price of the shares is related to the U.S. dollar value of stocks underlying the FTSE/Xinhua China 25 Index, holders of the securities will be exposed to currency exchange rate risk with respect to the Hong Kong dollar, which is the currency in which the component securities trade, and fluctuations in the exchange rate of the Hong Kong dollar relative to the U.S. dollar will affect the value of your investment. Exposure to this currency exchange risk will depend on the extent to which the Hong Kong dollar strengthens or weakens against the U.S. dollar.

Citigroup Global Markets will be the calculation agent	We have appointed our affiliate, Citigroup Global Markets, to act as calculation agent for The Bank of New York Mellon, a New York banking corporation (as successor trustee under an indenture dated June 1, 2005), the trustee for our senior securities. As calculation agent, Citigroup Global Markets will determine the initial share price, the final share price, whether a market disruption event has occurred and the payment, if any, that you will receive at maturity.

Citigroup Global Markets will be the underwriter; conflicts of interest	The underwriter for the offering of the securities, Citigroup Global Markets, our affiliate, will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with NASD Rule 2720, Citigroup Global Markets or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer. See “Description of Securities—Plan of Distribution; Conflicts of Interest” on PS-28.

You may revoke your offer to purchase the securities prior to our acceptance

We are using this pricing supplement to solicit from you an offer to purchase the securities. You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the relevant underwriter. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any material changes to the terms of the securities, we will notify you.

Where you can find more information on the securities	The securities are senior unsecured securities issued as part of our Series D medium-term senior note program. You can find a general description of our Series D medium-term senior note program in the accompanying prospectus supplement dated February 18, 2009 and prospectus dated February 18, 2009. We describe the basic features of this type of security in the section of the prospectus supplement called “Description of Notes—Indexed Notes” and in the section of the prospectus called “Description of Debt Securities.”

For a detailed description of the terms of the securities, you should read the section of this pricing supplement called “Description of Securities.” You should also read about some of the risks involved in investing in securities in the section of this pricing supplement called “Risk Factors.” The tax and accounting treatment of investments in equity-linked securities such as the securities may differ from that of investments in ordinary debt securities or common stock. See the section of this pricing supplement called “Description of Securities—Certain United States Federal Tax Considerations.” We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

How to reach us	Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or call us at (866) 477-4776. All other clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7288.

HYPOTHETICAL PAYOUTS ON THE SECURITIES AT MATURITY

For each security, the following graph illustrates the payment at maturity on the securities for a range of hypothetical percentage changes in the shares. The graph is based on the following terms:

Stated Principal Amount per Security:	$10

Hypothetical Upside Payment:	$2.00 per security (20% of the stated principal amount)

Principal Protection:	None

•

Where the final share price is greater than the initial share price, the payment at maturity on the securities reflected in the graph above is greater than the $10 stated principal amount per security, but in all cases is equal to and will not exceed the $10 stated principal amount plus the hypothetical upside payment of $2.00 per security. In the payoff diagram above, an investor will receive $12.00 per security, the stated principal amount plus the hypothetical upside payment, at any final share price greater than the initial share price.

•

Where the final share price is less than or equal to the initial share price, the payment at maturity will be less than the stated principal amount of $10 by an amount that is proportionate to the percentage decrease from the initial share price. For example, if the shares have decreased by 25%, the payment at maturity will be $7.50 per security (75% of the stated principal amount). There is no minimum payment at maturity on the securities.

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities, do not pay any interest and do not guarantee any return of principal at maturity. Investing in the securities is not equivalent to investing in the shares or the FTSE/Xinhua 25 China Index. This section describes the most significant risks relating to the securities. For a complete list of risk factors, please see the accompanying prospectus supplement and the accompanying prospectus. You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The securities do not pay interest or guarantee the return of any of your principal	The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and do not guarantee the return of any of the stated principal amount at maturity. If the final share price is less than the initial share price, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each security by an amount proportionate to the decrease in the closing price of the shares. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire investment. See “Hypothetical Payouts on the Securities at Maturity” on PS–6.

Your appreciation potential is fixed and limited	Where the final share price is greater than the initial share price, the appreciation potential of the securities is limited to the fixed upside payment of $1.80 to $2.20 per security (18% to 22% of the stated principal amount) even if the final share price is significantly greater than the initial share price. The actual upside payment will be determined on the pricing date. See “Hypothetical Payouts on the Securities at Maturity” on PS–6.

Market price of the securities will be influenced by many unpredictable factors	Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which Citigroup Global Markets may be willing to purchase or sell the securities in the secondary market. We expect that generally the price of the shares on any day will affect the value of the securities more than any other single factor. However, because the payout on the securities is not directly correlated to the price of the shares, the securities will trade differently from the shares. Other factors that may influence the value of the securities include:

•	the trading price and volatility (frequency and magnitude of changes in value) of the shares and the securities underlying the FTSE/Xinhua China 25 Index;

•	dividend rates on the shares and the stocks composing the FTSE/Xinhua China 25 Index;

•	spot and forward exchange rates of the Hong Kong dollar, in which securities underlying the FTSE/Xinhua China 25 Index trade, relative to the U.S. dollar;

•	intervention in the currency markets by the governments or monetary authorities of Hong Kong, China, the United States or other countries;

•	interest and yield rate levels in the United States and Hong Kong, and the differentials between such levels;

•	volatility of the Hong Kong dollar/U.S. dollar exchange rates;

•	geopolitical conditions and economic, financial, regulatory, political, judicial or other events that affect the shares, the Hong Kong securities market or the foreign exchange markets;

•	time remaining to maturity of the securities;

•	the occurrence of certain events affecting the shares that may or may not require an anti-dilution adjustment; and

•	any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc.

Some or all of these factors will influence the market price of the securities prior to maturity and you may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

You cannot predict the future performance of the shares based on their historical performance. The price of the shares may decrease below the initial share price so that you will receive for each security you hold at maturity a payment that is less than the stated principal amount of the securities by an amount proportionate to the decline in the price of the shares below the initial share price. There can be no assurance that the price of the shares will have increased on the valuation date so that you will receive at maturity an amount that is greater than the principal amount of your investment. The prices of the shares may be, and have recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “Description of Securities—Historical Information.”

The securities will not be listed and secondary trading may be limited	The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. Citigroup Global Markets may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If, at any time, Citigroup Global Markets were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

The securities are subject to the credit risk of Citigroup Inc., the guarantor of any payments due on the securities, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities

Investors are dependent on the ability of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the securities, to pay all amounts due on the securities at maturity, and, therefore investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness. Any actual or anticipated decline in Citigroup Inc.’s credit ratings or actual or anticipated increase in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the market value of the securities.

There are risks associated with investments in securities linked solely to the value of Chinese equity securities	The stocks included in the FTSE/Xinhua China 25 Index and that are generally tracked by the shares have been issued by companies incorporated in the People’s Republic of China and/or owned by the Chinese government. Investments in securities linked to the value of emerging markets equity securities, such as the shares, involve risks associated with the securities markets in those countries, including the People’s Republic of China, and these risks include risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

The prices of securities in emerging markets, such as the stocks constituting the shares, may be affected by political, economic, financial and social factors in those countries, including the People’s Republic of China, or the global region, including changes in government, economic and fiscal policies and currency exchange laws. Countries with emerging markets, such as the People’s Republic of China, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. In addition, the Chinese economy may be highly vulnerable to changes in local or global trade conditions, and may suffer from a risk in the Chinese government’s debt burden. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the Chinese economy may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, labor conditions and self-sufficiency.

The securities are subject to currency exchange rate risk	Because the price of the shares is related to the U.S. dollar value of stocks underlying the FTSE/Xinhua China 25 Index, holders of the securities will be exposed to currency exchange rate risk with respect to the Hong Kong dollar, which is the currency in which the component securities trade. An investor’s net exposure will depend on the extent to which the Hong Kong dollar strengthens or weakens against the U.S. dollar. If the U.S. dollar strengthens against the Hong Kong dollar, the price of the shares will be adversely affected and the payment at maturity on the securities may be reduced.

The Hong Kong dollar is freely convertible into other currencies (including the U.S. dollar). From October 1983 to May 2005, Hong Kong maintained a fixed rate system which fixed the rate of exchange to HK$7.80 per US$1.00. The central element in the arrangements that gave effect to this link was an agreement between the Hong Kong Government (through the Hong Kong Monetary Authority, or HKMA) and the three Hong Kong banks that were authorized to issue

Hong Kong currency in the form of banknotes. In May 2005, the HKMA broadened the link from the original rate of HK$7.80 per US$1.00 to a rate range of HK$7.75 to HK$7.85 per US$1.00. Pursuant to two convertibility undertakings, the HKMA undertakes to buy U.S. dollars from licensed banks at the rate of HK$7.75 per US$1.00 if the market exchange rate for Hong Kong dollars is higher than such rate and to sell U.S. dollars at HK$7.85 per US$1.00 if the market exchange rate for Hong Kong dollars is lower than such rate. If the market exchange rate is between HK$7.75 and HK$7.85 per US$1.00, the HKMA may choose to conduct market operations with the aim of promoting the smooth functioning of the money market and the foreign exchange market. Although the market exchange rate of the Hong Kong dollar against the U.S. dollar continues to be influenced by the forces of supply and demand in the foreign exchange market, the rate has not deviated significantly from the level of HK$7.80 per US$1.00. No assurance can be given that the Hong Kong government will maintain the link at HK$7.75 to HK$7.85 per US$1.00 or at all.

You can review the historical exchange rates of the Hong Kong dollar relative to the U.S. dollar in the section of this pricing supplement called “Description of Securities—Historical Information” starting on PS-25. You cannot predict the future performance of the Hong Kong dollar relative to the U.S. dollar based upon its historical performance.

Not equivalent to investing in the shares of the iShares® FTSE/Xinhua China 25 Index Fund or the stocks underlying the FTSE/Xinhua China 25 Index	Investing in the securities is not equivalent to investing in the shares, the FTSE/Xinhua China 25 Index or the stocks that constitute the FTSE/Xinhua China 25 Index. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the shares or the stocks that constitute the FTSE/Xinhua China 25 Index. In addition, investors do not have the right to exchange their securities for shares at any time.

Adjustments to the shares or the FTSE/Xinhua China 25 Index could adversely affect the value of the securities	The investment adviser to the iShares® FTSE/Xinhua China 25 Index Fund, BlackRock Fund Advisors (the “Investment Adviser”) seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE/Xinhua China 25 Index. Pursuant to its investment strategy or otherwise, the Investment Adviser may add, delete or substitute the stocks composing the iShares® FTSE/Xinhua China 25 Index Fund. Any of these actions could adversely affect the share price and, consequently, the value of the securities. FTSE Xinhua Index Limited (“FXI”) is responsible for calculating and maintaining the FTSE/Xinhua China 25 Index. FXI may add, delete or substitute the stocks constituting the FTSE/Xinhua China 25 Index or make other methodological changes that could change the value of the FTSE/Xinhua China 25 Index. FXI may discontinue or suspend calculation or publication of the FTSE/Xinhua China 25 Index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued FTSE/Xinhua China 25 Index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

The shares and the FTSE/Xinhua China 25 Index are different	The performance of the shares may not exactly replicate the performance of the FTSE/Xinhua China 25 Index because the iShares® FTSE/Xinhua China 25 Index Fund will reflect transaction costs and fees that are not included in the calculation of the FTSE/Xinhua China 25 Index. It is also possible that the iShares® FTSE/Xinhua China 25 Index Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the FTSE/Xinhua China 25 Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the iShares® FTSE/Xinhua China 25 Index Fund and the FTSE/Xinhua China 25 Index or due to other circumstances. The Investment Adviser may invest up to 10% of the iShares® FTSE/Xinhua China 25 Index Fund’s assets in securities not included in the FTSE/Xinhua China 25 Index, and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of other iShares® funds.

The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices	Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets is willing to purchase the securities in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the securities, as well as the cost of hedging our obligations under the securities. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices may be lower than the costs of unwinding the related hedging transactions at the time of the secondary market transaction. Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the shares	Citigroup Global Markets, as calculation agent, will adjust the amount payable at maturity for certain events affecting the shares. However, the calculation agent will not make an adjustment for every event that could affect the shares. If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the securities may be materially and adversely affected.

The calculation agent, which is an affiliate of the issuer, will make determinations with respect to the securities

Citigroup Global Markets, the calculation agent, is an affiliate of ours. As calculation agent, Citigroup Global Markets will determine the initial share price, the final share price and the share performance factor and will calculate the amount of cash, if any, you receive at maturity. Determinations made by Citigroup Global Markets, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final share price in the event of a market disruption event, or discontinuance of the FTSE/Xinhua China

25 Index, may affect the payout to you at maturity. See the sections of this pricing supplement called “Description of Securities—Market Disruption Event” and “—Discontinuance of the Shares and/or the FTSE/Xinhua China 25 Index; Alteration of Method of Calculation.”

Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the securities	Citigroup Global Markets and other affiliates of ours will carry out hedging activities related to the securities (and to other instruments linked to the shares or the stocks underlying the FTSE/Xinhua China 25 Index), including trading in the shares and the stocks underlying the FTSE/Xinhua China 25 Index and in other instruments linked to the shares or the FTSE/Xinhua China 25 Index. Our affiliates also trade the shares and other financial instruments related to the shares and the FTSE/Xinhua China 25 Index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the date we price the securities for initial sale to the public could potentially increase the initial share price and, therefore, could increase the price at which the shares must close on the valuation date before you receive a payment at maturity that exceeds the stated principal amount of the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the price of the shares on the valuation date and, accordingly, the amount of cash, if any, you will receive at maturity.

The U.S. federal income tax consequences of an investment in the securities are unclear	There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. In addition, as described below under “Description of Securities—Certain United States Federal Tax Considerations,” in 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and non-U.S. persons considering an investment in the securities should review carefully the section of this pricing supplement entitled “Description of Securities—Certain United States Federal Tax Considerations” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term “Security” refers to each $10 stated principal amount of our Jump Securities Based on the Price of the iShares® FTSE/Xinhua China 25 Index Fund due June 28, 2011. In this pricing supplement, the terms “we,” “us” and “our” refer to Citigroup Funding Inc.

Aggregate Principal Amount	$

Pricing Date	May , 2010 (expected to price on or about May 24, 2010, or if such day is not a scheduled Trading Day, the next succeeding scheduled Trading Day)

Original Issue Date (Settlement Date)	May , 2010 (three Business Days after the Pricing Date)

Maturity Date	June 28, 2011

Interest Rate	None

Specified Currency	U.S. dollars

Stated Principal Amount	$10 per Security

Original Issue Price	$10 per Security

CUSIP Number	17314V320

ISIN Number	US17314V3208

Denominations	$10 and integral multiples thereof

Shares	Shares of the iShares® FTSE/Xinhua China 25 Index Fund

Payment at Maturity	You will receive for each $10 Stated Principal Amount of Securities that you hold a Payment at Maturity equal to:

•	$10 plus the Upside Payment, if the Final Share Price is greater than the Initial Share Price, or

•

$10 times the Share Performance Factor, if the Final Share Price is less than or equal to the Initial Share Price. This payment will be less than or equal to the $10 Stated Principal Amount and could be zero. There is no minimum payment on the Securities at maturity.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash, if any, to be delivered with respect to each Security, on or prior to 10:30 a.m. (New York City time) on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount, if any, due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the Maturity Date. We expect such amount of cash, if any, will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book-Entry Security or Certificated Security” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Upside Payment	$1.80 to $2.20 per Security (18% to 22% of the Stated Principal Amount). The actual Upside Payment will be determined on the Pricing Date.

Share Performance Factor	A fraction, the numerator of which is the Final Share Price and the denominator of which is the Initial Share Price, as described by the following formula:

Share Performance Factor	=	Final Share Price
Initial Share Price

Initial Share Price	The Closing Price of one share of the Shares on the Pricing Date, as determined by the Calculation Agent.

Final Share Price	The Closing Price of one share of the Shares on the Valuation Date, as determined by the Calculation Agent.

Closing Price	Subject to the provisions set out under “—Discontinuance of the Shares and/or the FTSE/Xinhua China 25 Index; Alteration of Method of Calculation” below, the Closing Price for the Shares on any date of determination, including the Valuation Date, means:

(a) if the Shares are listed on a national securities exchange on that date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date on the principal national securities exchange on which the Shares are listed or admitted to trading; or

(b) if the Shares are not listed on a national securities exchange on that date of determination, or if the closing sale price or last reported sale price on such exchange is not obtainable (even if the Shares are listed or admitted to trading on such exchange), any last reported bid price for the security of the principal trading session on the over-the-counter market on that date as reported on the OTC Bulletin Board Service (the “OTC Bulletin Board”), the National Quotation Bureau or a similar organization.

If no closing sale price or last reported sale price is available on a date of determination pursuant to clauses (a) or (b) above or if there is a Market Disruption Event, the Closing Price of the Shares for that date, unless deferred by the Calculation Agent as described below, will be the arithmetic mean, as determined by the Calculation Agent, of the bid prices of the Shares obtained from as many dealers in such security (which may include Citigroup Global Markets or any of our other affiliates or subsidiaries), but not exceeding three such dealers, as will make such bid prices available to the calculation agent. The term “OTC Bulletin Board” will include any successor to such service. See “—Discontinuance of the Shares and/or the FTSE/Xinhua China 25 Index; Alteration of Method of Calculation” and “—Antidilution Adjustments” below. The determination of the Closing Price of the Shares by the Calculation Agent upon the occurrence of a Market Disruption Event may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Trading Day immediately prior to the Maturity Date.

Antidilution Adjustments	If the Shares, after the Pricing Date,

(a)	pay a share dividend or there is a distribution with respect to the Shares in the form of Shares (excluding any share dividend or distribution for which the number of Shares paid or distributed is based on a fixed cash equivalent value);

(b)	are subdivided or split into a greater number of Shares;

(c)	the Shares are combined into a smaller number of Shares; or

(d)	other shares are issued by reclassification of the Shares,

then, in each of these cases, the Initial Share Price will be divided by a dilution adjustment equal to a fraction, the numerator of which will be the number of Shares outstanding immediately after the event, plus, in the case of a reclassification referred to in (d) above, the number of shares of other common stock, and the denominator of which will be the number of the Shares outstanding immediately before the event. In the event of a reclassification referred to in (d) above as a result of which no Shares are outstanding, the Initial Share Price will be determined by reference to the other shares issued in the reclassification.

Each dilution adjustment will be effected as follows:

(a)

in the case of any dividend, distribution or issuance, at the opening of business on the Business Day next following the record date for determination of holders of the Shares entitled to receive this dividend, distribution or issuance or, if the announcement of this dividend, distribution or issuance is after this record date, at the time this dividend, distribution or issuance was announced by the iShares® FTSE/Xinhua China 25 Index Fund; and

(b)	in the case of any subdivision, split, combination or reclassification, on the effective date of the transaction.

All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the Initial Share Price will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by the iShares® FTSE/Xinhua China 25 Index Fund, or this dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur, the Initial Share Price will be further adjusted to the Initial Share Price that would then have been in effect had adjustment for the event not been made. If a reorganization event described below occurs after the occurrence of one or more events requiring an adjustment as described herein, the dilution adjustments previously applied to the Initial Share Price will not be rescinded but will be applied to the reorganization event as provided for below.

Valuation Date	June 23, 2011, subject to adjustment for non-Trading Days or Market Disruption Events as described in the following paragraph.

If the Valuation Date is not a Trading Day or if a Market Disruption Event occurs on the Valuation Date, the Final Share Price will be determined on the immediately succeeding Trading Day on which no Market Disruption Event occurs with respect to the Shares or the FTSE/Xinhua China 25 Index; provided that the Final Share Price will not be determined on a date later than fifth Trading Day following the scheduled Valuation Date. If such date is not a Trading Day or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Closing Price on such date, as the mean, as determined by the Calculation Agent, of the bid prices for the Shares for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of Citigroup Global Markets or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third party dealers, the Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Relevant Exchange	With respect to the Shares, the primary exchange(s) or market(s) of trading for the Shares. With respect to each of the securities comprising the FTSE/Xinhua China 25 Index, the respective primary exchange(s) or market(s) of trading for such security.

Trading Day	A day, as determined by the Calculation Agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a market disruption event) on the New York Stock Exchange, NYSE Alternext US, NASDAQ, the Chicago Mercantile Exchange and the and the Chicago Board of Options Exchange, and in the over-the-counter market for equity securities in the United States.

Book Entry Security or Certificated Security Book Entry.

The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Securities. Your beneficial interest in the Securities will be evidenced solely by entries on the books of the Securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book-entry securities, please read “Description of Debt Securities—Book-Entry Procedures and Settlement” in the accompanying prospectus.

Senior Security or Subordinated Security	Senior

Paying Agent	Citibank, N.A.

Trustee	The Bank of New York Mellon, a New York banking corporation (as successor trustee under an indenture dated June 1, 2005)

Underwriter	Citigroup Global Markets Inc.

Calculation Agent	Citigroup Global Markets Inc.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Share Price, the Final Share Price or whether a Market Disruption Event has occurred. See “—Discontinuance of the Shares and/or the FTSE/Xinhua China 25 Index; Alteration of Method of Calculation” and “—Market Disruption Event” below. Citigroup Global Markets is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event

Market Disruption Event, as determined by the Calculation Agent in its sole discretion, means the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any relevant exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, for a period longer than two hours, or during the one-half hour period preceding the close of trading, on the applicable exchange or market, of accurate price, volume or related information in respect of (1) the Shares (or any other security for which a closing price must be determined) on any exchange or market, (2) stocks which then comprise 20% or more of the value of the assets underlying the Shares or any successor index, or (3) any options contracts or futures contracts relating to the Shares (or other security), or any options on such futures contracts, on any exchange or market if, in each case, in the determination of the Calculation Agent, any such suspension, limitation or unavailability is material.

For purposes of determining whether a market disruption event exists at any time, if trading in a security included in the index underlying the Shares is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the assets underlying the Shares will be based on a comparison of the portion of the value of such assets attributable to that security relative to the overall value of the Shares, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or any exchange-traded fund, including the Shares, will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts on the FTSE/Xinhua China 25 Index or the Shares by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the FTSE/Xinhua China 25 Index or the Shares and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts related to the FTSE/Xinhua China 25 Index or the Shares are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Redemption at the Option of the Holder; Defeasance	The Securities are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities—Defeasance.”

Alternate Exchange Calculation in Case of an Event of Default	In case an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable per Security upon any acceleration of the Securities shall be determined by the Calculation Agent and shall be an amount in cash, if any, equal to the Payment at Maturity calculated using the Closing Price as of the date of such acceleration as the Final Share Price.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

Discontinuance of the Shares and/or the FTSE/Xinhua China 25 Index; Alteration of Method of Calculation	If the Shares are delisted from, or trading of the Shares is suspended on, the relevant stock exchange and a major U.S. exchange or market lists or approves for trading successor or substitute securities that the Calculation Agent determines, in its sole discretion to be comparable to the Shares (any such securities, “Successor Shares”), the price of such Successor Shares will be substituted for all purposes, including but not limited to determining the Closing Price of the Shares. Upon any selection by the Calculation Agent of Successor Shares, the Calculation Agent will cause notice thereof to be furnished to the registered holders of the Securities.

If the Shares are delisted from, or trading of the Shares is suspended on, the relevant stock exchange and Successor Shares that the Calculation Agent determines to be comparable to the Shares are not listed or approved for trading on a major U.S. exchange or market, a successor or substitute security will be selected by the Calculation Agent, in its sole discretion, and the value of such successor or substitute security, as determined by the Calculation Agent in its sole discretion, will be substituted for all purposes, including but not limited to determining the Closing Price of the Shares. Upon any selection by the Calculation Agent of successor or substitute securities, the Calculation Agent will cause notice thereof to be furnished to the registered holders of the Securities.

If the iShares® FTSE/Xinhua China 25 Index Fund is liquidated or otherwise terminated (a “Liquidation Event”), the Closing Price of the Shares on any Trading Day following the Liquidation Event will be determined by the Calculation Agent and will be deemed to equal the product of (i) the closing value of the FTSE/Xinhua China 25 Index (or any Successor Index, as described below) on such Trading Day (taking into account any material changes in the method of calculating the FTSE/Xinhua China 25 Index following such Liquidation Event), times (ii) a fraction, the numerator of which is the Closing Price of the Shares and the denominator of which is the closing value of the FTSE/Xinhua China 25 Index (or any Successor Index, as described below), each determined as of the last day prior to the occurrence of the Liquidation Event on which a Closing Price was available.

If FTSE Xinhua Index Limited (“FXI”) discontinues publication of the FTSE/Xinhua China 25 Index and FXI or another entity (including Citigroup Global Markets) publishes a successor or substitute index that Citigroup Global Markets, as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued FTSE/Xinhua China 25 Index (such index being referred to herein as a “Successor Index”), then the Closing Price for the

Shares on any Trading Day following a Liquidation Event will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on such Trading Day.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to DTC, as holder of the Securities, within three Trading Days of such selection. We expect that such notice will be made available to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If FXI discontinues publication of the FTSE/Xinhua China 25 Index prior to, and such discontinuance is continuing on, the Valuation Date or the date of acceleration, and Citigroup Global Markets, as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Closing Price for the Shares for such date. Such Closing Price will be computed by the Calculation Agent in accordance with the formula for calculating the FTSE/Xinhua China 25 Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently composing the FTSE/Xinhua China 25 Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the FTSE/Xinhua China 25 Index may adversely affect the value of the Securities.

The iShares® FTSE/Xinhua China 25 Index Fund; Public Information.	The iShares® FTSE/Xinhua China 25 Index Fund is an exchange-traded fund managed by iShares®, a registered investment company. iShares® consists of numerous separate investment portfolios, including the iShares® FTSE/Xinhua China 25 Index Fund. BlackRock Fund Advisors is the investment adviser to the fund. The fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE/Xinhua China 25 Index. The fund’s investment objective and the underlying index may be changed without shareholder approval. Shares of the fund trade on NYSE Arca, Inc. under the ticker symbol FXI. The fund is registered as part of the iShares® Trust, a registered investment company. Information provided to or filed with the Commission by iShares® pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Securities offered hereby and does not relate to the Shares. We have derived all disclosures contained in this pricing supplement regarding iShares® from the publicly available documents described in the preceding paragraph. In connection with the offering of the Securities, neither we nor the Underwriter has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares®. Neither we nor the Underwriter makes any representation that such publicly available documents or any other publicly available information regarding iShares® is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the Shares (and therefore the price of the Shares at the time we price the Securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares® could affect the value received at maturity with respect to the Securities and therefore the trading prices of the Securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the Shares.

We and/or our affiliates may presently or from time to time engage in business with iShares®. In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares®, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the Shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the Securities under the securities laws. As a prospective purchaser of the Securities, you should undertake an independent investigation of iShares® as in your judgment is appropriate to make an informed decision with respect to an investment in the Shares.

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BTC”). The Securities are not sponsored, endorsed, sold, or promoted by BTC. BTC makes no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities. BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

The FTSE/Xinhua China 25 Index	The FTSE/Xinhua China 25 Index is a stock index calculated, published and disseminated by FXI, a joint venture of FTSE International Limited and Xinhua Financial Network Limited, and is designed to represent the performance of the mainland Chinese market that is available to international investors and includes companies that trade on the Hong Kong Stock Exchange (the “HKSE”).

General. The FTSE/Xinhua China 25 Index is quoted in Hong Kong dollars (“HKD”) and currently is based on the 25 largest and most liquid Chinese stocks (called “H-shares” and “Red Chip” shares) based on full market-capitalization value, listed and trading on the HKSE. “H-shares” are securities of companies incorporated in the People’s Republic of China and nominated by the Chinese government for listing and trading on the HKSE. Hshares are quoted and traded in HKD and U.S. dollars. “Red Chip” shares are securities of Hong Kong-incorporated companies listed and traded on the HKSE, which are substantially owned directly or indirectly by the Chinese government and have the majority of their business interests in mainland China. “Red Chip” shares are quoted and traded in HKD and are available only to international investors and not to those from the People’s Republic of China.

Eligible Securities. Currently, only H-shares and Red Chip shares are eligible for inclusion in the FTSE/Xinhua China 25 Index. All classes of equity in issue are eligible for inclusion in the FTSE/Xinhua China 25 Index, subject to certain restrictions, however, each constituent must also be a constituent of the FTSE All-World Index. Companies whose business is that of holding equity and other investments, exchange-traded funds, and funds whose prices are a direct derivation of underlying holdings (e.g. mutual funds) are not eligible for inclusion. Securities must be sufficiently liquid to be traded, therefore the following criteria, among others, are used to ensure that illiquid securities are excluded:

1. Price. FXI must be satisfied that an accurate and reliable price exists for the purposes of determining the market value of a company. FXI may exclude a security from the FTSE/Xinhua China 25 Index if it considers that an “accurate and reliable” price is not available. The FTSE/Xinhua China 25 Index uses the last trade prices from the relevant stock exchanges, when available.

2. Liquidity. Securities in the FTSE/Xinhua China 25 Index will be reviewed annually for liquidity. Securities which do not turn over at least 2% of their shares in issue, after the application of any free float restrictions, per month for ten of the twelve months prior to the quarterly review by FXI will not be eligible for inclusion in the FTSE/Xinhua China 25 Index. An existing constituent failing to trade at least 2.0% of its shares in issue, after the application of any free float restrictions, per month for more than four of the twelve months prior to the quarterly review will be removed after close of the index calculation on the next trading day following the third Friday in January, April, July and October. Any period when a share is suspended will be excluded from the calculation.

3. New Issues. New issues become eligible for inclusion in the FTSE/Xinhua China 25 Index at the next quarterly review of constituents, provided they have a minimum trading record of at least 20 trading days prior to the date of such review and turnover of a minimum of 2% of their shares in issue, after the application of any free float restrictions, per month each month, except in certain circumstances.

The FTSE/Xinhua China 25 Index, like other indices of FXI, is governed by an independent advisory committee, the FTSE Xinhua Index Committee, that ensures that the FTSE/Xinhua China 25 Index is operated in accordance with its published ground rules, and that the rules remain relevant to the FTSE/Xinhua China 25 Index. The FTSE Xinhua Index Committee is responsible for undertaking the review of the FTSE/Xinhua China 25 Index and for approving changes of constituents.

Computation of the FTSE/Xinhua China 25 Index. The FTSE/Xinhua China 25 Index is calculated using the free float index calculation methodology of the FTSE Group. The FTSE/Xinhua China 25 Index is calculated using the following algorithm:

where “p” is the latest trade price of the component security “n”, “e” is the exchange rate required to convert the security’s home currency into the FTSE/Xinhua China 25 Index’s base currency, “s” is the number of shares of the security in issue, “f” is the free float factor published by FXI, applicable to such security, to be applied to the security to allow amendments to its weighting, “c” is the capping factor published by FXI at the most recent quarterly review of the FTSE/Xinhua China 25 Index, and “d” is the divisor, a figure that represents the total issued share capital of the FTSE/Xinhua China 25 Index at the base date, which may be adjusted to allow for changes in the issued share capital of individual securities without distorting the FTSE/Xinhua China 25 Index.

The FTSE/Xinhua China 25 Index uses actual trade prices for securities with local stock exchange quotations and Reuters realtime spot currency rates for its calculations. Under this methodology, FXI excludes from free floating shares: (i) trade investments in a FTSE/Xinhua China 25 Index constituent company by either another FTSE/Xinhua China 25 Index constituent company or a non-constituent company or entity; (ii) significant long-term holdings by founders, directors and/or their families; (iii) employee share schemes (if restricted); (iv) government holdings; (v) foreign ownership limits; and (vi) portfolio investments subject to lock-in clauses (for the duration of the clause). Free float restrictions are calculated using available published information. The initial weighting of a FTSE/

Xinhua China 25 Index constituent stock is applied in bands, as follows:

Free float less than or equal to 15%	Ineligible for inclusion in the
FTSE/Xinhua China 25
Index, unless free float is also
greater than 5% and the full
market capitalization is
greater than US$2.5 billion
(or local currency equivalent),
in which case actual free float
is used.

Free float greater than 15% but less than or equal to 20%	20%

Free float greater than 20% but less than or equal to 30%	30%

Free float greater than 30% but less than or equal to 40%	40%

Free float greater than 40% but less than or equal to 50%	50%

Free float greater than 50% but less than or equal to 75%	75%

Free float greater than 75%	100%

These bands are narrow at the lower end, to ensure that there is sufficient sensitivity in order to maintain accurate representation, and broader at the higher end, to ensure that the weightings of larger companies do not fluctuate absent a significant corporate event.

Following the application of an initial free float restriction, a FTSE/Xinhua China 25 Index constituent stock’s free float will only be changed if its actual free float is more than five percentage points above the minimum or five percentage points below the maximum of an adjacent band. This five percentage point threshold does not apply if the initial free float is less than 15%. Foreign ownership limits, if any, are applied after calculating the actual free float restriction, but before applying the bands shown above. If the foreign ownership limit is more restrictive than the free float restriction, the precise foreign ownership limit is applied. If the foreign ownership limit is less restrictive or equal to the free float restriction, the free float restriction is applied, subject to the bands shown above.

The FTSE/Xinhua China 25 Index is periodically reviewed for changes in free float. These reviews coincide with the quarterly reviews undertaken of the FTSE/Xinhua China 25 Index. Implementation of any changes takes place after the close of the index calculation on the third Friday in January, April, July and October. A stock’s free float is also reviewed and adjusted if necessary following certain corporate events. If the corporate event includes a corporate action which affects the FTSE/Xinhua China 25 Index, any change in free float is implemented at the same time as the corporate action. If there is no corporate action, the change in free float is applied as soon as practicable after the corporate event.

Historical Information	The following table sets forth the published high and low Closing Prices, as well as end-of-quarter Closing Prices, of the Shares for each quarter in the period from January 1, 2005 through April 26, 2010. The Closing Price on April 26, 2010 was $42.07. The graph following the table sets forth the historical performance of the Shares for the period from January 1, 2005 through April 26, 2010.

The historical prices of the Shares should not be taken as an indication of future performance, and no assurance can be given as to the price of the Shares on the Valuation Date. The Shares may close on the Valuation Date at less than the Initial Share Price so that the Payment at Maturity will be less than the Stated Principal Amount of the Securities and could be zero.

We cannot give you any assurance that the price of the Shares will increase so that at maturity you will receive a payment in excess of the Stated Principal Amount of the Securities. Your return is linked to the Final Share Price on the Valuation Date.

We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification.

iShares® FTSE/Xinhua China 25 Index Fund Historical High, Low and Period End Closing Prices January 1, 2005 through April 26, 2010

	High	Low	Period End
2005
First Quarter	$19.30	$17.33	$18.22
Second Quarter	19.07	17.66	19.05
Third Quarter	21.96	18.89	21.39
Fourth Quarter	21.50	18.90	20.51
2006
First Quarter	24.85	20.99	24.71
Second Quarter	27.92	21.97	25.57
Third Quarter	27.34	24.47	27.05
Fourth Quarter	37.37	27.10	37.10
2007
First Quarter	38.85	30.50	34.15
Second Quarter	43.31	34.92	42.91
Third Quarter	60.67	39.96	60.16
Fourth Quarter	72.91	53.75	56.82
2008
First Quarter	59.25	41.14	45.05
Second Quarter	54.58	43.13	43.83
Third Quarter	47.20	30.88	34.47
Fourth Quarter	34.35	19.36	29.18
2009
First Quarter	31.58	22.80	28.52
Second Quarter	40.12	29.23	38.37
Third Quarter	43.78	36.51	40.94
Fourth Quarter	46.35	39.48	42.27
2010
First Quarter	44.56	37.17	42.10
Second Quarter (through April 26, 2010)	44.59	41.94	42.07

The following table sets forth the published high, low and end-of-quarter exchange rates for the Hong Kong dollar (“HKD”) relative to the U.S. dollar (“USD”) for each quarter in the period from January 1, 2005 through April 26, 2010, and the related graph sets forth the exchange rates of the HKD relative to the U.S. dollar for the same period.

The exchange rate for the HKD is expressed as the number of Hong Kong dollars per one U.S. dollar. As a result, a decrease in the exchange rate means that the HKD has appreciated strengthened relative to the U.S. dollar. This means that it takes fewer Hong Kong dollars to purchase one (1) U.S. dollar. Conversely, an increase in the exchange rate means that the HKD has depreciated / weakened relative to the U.S. dollar. This means that it takes more Hong Kong dollars to purchase one (1) U.S. dollar.

The historical exchange rates of the Hong Kong dollar relative to the U.S. dollar should not be taken as an indication of future performance, and no assurance can be given as to the exchange rate on the Valuation Date. Because the price of the Shares is related to the U.S. dollar value of stocks underlying the FTSE/Xinhua China 25 Index, holders of the Securities will be exposed to currency exchange rate risk with respect to the Hong Kong dollar, which is the currency in which the component securities trade, and fluctuations in the exchange rate of the Hong Kong dollar relative to the U.S. dollar will affect the value of your investment. If the U.S. dollar strengthens against the Hong Kong dollar, the price of the Shares will be adversely affected, and the payment at maturity on the Securities may be reduced.

Hong Kong dollar / U.S. dollar Historical High, Low and Period End Exchange Rates January 1, 2005 through April 26, 2010 (expressed as units of HKD per 1 USD)

HKD (# HKD / 1 USD)	High	Low	Period End
2005
First Quarter	7.8000	7.7782	7.7992
Second Quarter	7.7997	7.7686	7.7710
Third Quarter	7.7790	7.7575	7.7575
Fourth Quarter	7.7592	7.7519	7.7545
2006
First Quarter	7.7621	7.7509	7.7597
Second Quarter	7.7687	7.7513	7.7663
Third Quarter	7.7918	7.7679	7.7918
Fourth Quarter	7.7934	7.7685	7.7779
2007
First Quarter	7.8167	7.7778	7.8138
Second Quarter	7.8239	7.8062	7.8175
Third Quarter	7.8298	7.7592	7.7747
Fourth Quarter	7.8071	7.7502	7.8000
2008
First Quarter	7.8143	7.7644	7.7830
Second Quarter	7.8152	7.7868	7.7967
Third Quarter	7.8126	7.7575	7.7653
Fourth Quarter	7.7731	7.7498	7.7502
2009
First Quarter	7.7600	7.7500	7.7504
Second Quarter	7.7535	7.7500	7.7501
Third Quarter	7.7517	7.7500	7.7500
Fourth Quarter	7.7580	7.7500	7.7543
2010
First Quarter	7.7765	7.7543	7.7643
Second Quarter (through April 26, 2010)	7.7676	7.7559	7.7637

Hong Kong dollar January 1, 2005 through April 26, 2010 (expressed as units of HKD per 1 USD)

Use of Proceeds and Hedging

The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Securities through one or more of our affiliates. The Original Issue Price of the Securities includes the Underwriter’s fees (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities. The cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our affiliates or others, expect to hedge our anticipated exposure in connection with the Securities by taking positions in the Shares, in futures or options contracts on the Shares or any component stocks of the iShares® FTSE/ Xinhua China 25 Index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the Initial Share Price, and, therefore, increase the price at which the Shares must close on the Valuation Date before you will receive at maturity a payment that exceeds the Stated Principal Amount of the Securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling the Shares and/or the stocks underlying the FTSE/Xinhua China 25 Index or futures or options contracts on the Shares or the stocks underlying the FTSE/Xinhua China 25 Index listed on major securities or commodities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Valuation Date. We cannot give any assurance that our hedging activities will not affect the price of the Shares and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity.

Plan of Distribution; Conflicts of Interest	The terms and conditions set forth in the Global Selling Agency Agreement dated April 20, 2006, as amended, among Citigroup Funding, Citigroup Inc. and the agents named therein, including Citigroup Global Markets, govern the sale and purchase of the Jump Securities.

In order to hedge its obligations under the Securities, Citigroup Funding expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factors—Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the securities” in this pricing supplement, “Risk Factors—Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, each offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority.

Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion will NOT be permitted to purchase the Securities, either directly or indirectly.

ERISA Matters	Each purchaser of the Securities or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the Securities through and including the date of disposition of such Securities that either:

(a)	it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of C.F.R. 2510.3-101 or otherwise, (iii) a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) (for example, individual retirement accounts, individual retirement annuities or Keogh plans), or (iv) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (such law, provisions and Section, collectively, a “Prohibited Transaction Provision” and (i), (ii), (iii) and (iv), collectively, “Plans”); or

(b)	if it is a Plan, either (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the Securities or renders investment advice with respect to those assets, and (ii) the Plan is paying no more than adequate consideration for the Securities or (B) its acquisition and holding of the Securities is not prohibited by a Prohibited Transaction Provision or is exempt therefrom.

The above representations and warranties are in lieu of the representations and warranties described in the section “ERISA Matters” in the accompanying prospectus supplement. Please also refer to the section “ERISA Matters” in the accompanying prospectus.

Certain United States Federal Tax Considerations	Prospective investors should note that the discussion under the section called “Certain United States Federal Income Tax Considerations” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Securities. This discussion applies only to an investor who holds the

Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code (the “Code”). This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	dealers or traders subject to a mark-to-market method of tax accounting with respect to the Securities;

•	investors holding the Securities as part of a hedging transaction, “straddle,” conversion transaction, integrated transaction or constructive sale transaction;

•	U.S. Holders (defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt entities, including an “individual retirement account” or “Roth IRA”; or

•	persons subject to the alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding Securities and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of holding and disposing of Securities.

As the law applicable to the U.S. federal taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect.

Tax Treatment of the Securities

Each holder, by purchasing the Securities, agrees with us to treat them as prepaid forward contracts for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the Securities or instruments that are similar to the Securities, significant aspects of the treatment of an investment in the Securities are uncertain. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment described below. Accordingly, potential investors should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment of each Security as a prepaid forward contract.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment Prior to Maturity. A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to maturity, other than pursuant to a sale or exchange as described below.

Sale, Exchange or Settlement of the Securities. Upon a sale or exchange of the Securities, or upon settlement of the Securities at maturity, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities. Any gain or loss should be capital gain or loss and should be long-term capital gain or loss if at the time of the sale, exchange or settlement the U.S. Holder has held the Securities for more than one year. The deductibility of capital losses is subject to certain limitations.

Possible Alternative Tax Treatments of an Investment in the Securities

Alternative U.S. federal income tax treatments of the Securities are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to the Securities It is possible, for example, that the Securities could be treated as debt instruments issued by us. Under this treatment, the Securities would be governed by Treasury regulations relating to the taxation of contingent payment debt instruments. In that event, regardless of the U.S. Holder’s accounting method, in each year that the U.S. Holder held the Securities the U.S. Holder would be required to accrue income based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the Securities, even though we will not be required to make any payment with respect to the Securities prior to maturity. In addition, any gain on the sale, exchange or settlement of the Securities would be treated as ordinary income.

Other possible U.S. federal income tax treatments of the Securities could also affect the timing and character of income or loss with respect to the Securities. In 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the Securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;
•	a foreign corporation; or
•	a foreign trust or estate.

The term “Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes or certain former citizens or residents of the United States. Such holders should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the Securities.

Sale, Exchange or Settlement of the Securities. A Non-U.S. Holder of the Securities generally will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If the Non-U.S. Holder is engaged in a U.S. trade or business, and if income or gain from the Securities is effectively connected with the Non-U.S. Holder’s conduct of that trade or business, the Non-U.S. Holder generally will be subject to regular U.S. federal income tax with respect to that income or gain in the same manner as if the Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise. Non-U.S. Holders subject to such tax will be required to furnish to the applicable withholding agent an IRS Form W-8ECI to claim an exemption from withholding. Non-U.S. Holders to which this paragraph may apply should consult their tax advisers regarding other U.S. tax consequences of the ownership and disposition of the Securities, including, if the Non-U.S. Holder is a corporation, the possible imposition of a 30% branch profits tax.

Tax Consequences Under Possible Alternative Treatments. If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Security generally would not be subject to U.S. federal income or withholding tax, provided that: (i) the Non-U.S. Holder does not have income or gain in respect of the Security that is effectively connected with the conduct of a trade or business in the United States, and (ii) the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the Non-U.S. Holder (or a financial institution holding the Securities on behalf of the Non-U.S. Holder) furnishes to the applicable withholding agent an IRS Form W-8BEN on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

Other alternative U.S. federal income tax treatments of the Securities are also possible. In 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the Securities. While the notice requests comments on appropriate transition rules and effective dates, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might materially and adversely affect the withholding tax consequences of an investment in the Securities, possibly with retroactive effect. Accordingly, Non-U.S. Holders should consult their tax advisers regarding the issues presented by the notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Information Reporting and Backup Withholding

The proceeds received from a sale, exchange or retirement of the Securities will be subject to information reporting unless the holder is an “exempt recipient” (such as a domestic corporation) and may also be subject to backup withholding at the rate specified in the Code if the holder fails to provide certain identifying information (such as an accurate taxpayer identification number in the case of a U.S. Holder) or meet certain other conditions. A Non-U.S. Holder (or financial institution holding the Securities on behalf of the Non-U.S. Holder) that provides the applicable withholding agent with an IRS Form W-8BEN or W-8ECI, as appropriate, will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against the holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

You should rely only on the information contained or incorporated by reference in this pricing supplement and accompanying prospectus supplement and base prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this pricing supplement is accurate as of any date other than the date on the front of this document.

Citigroup Funding Inc.

Jump Securities Based on the iShares® FTSE/Xinhua China 25 Index Fund

Due June 28, 2011

$10.00 per Jump Security

Any Payments Due from Citigroup Funding Inc. Fully and Unconditionally Guaranteed by Citigroup Inc.

Pricing Supplement

April 27, 2010

(Including Prospectus Supplement Dated February 18, 2009 and Prospectus Dated February 18, 2009)